EXHIBIT 99
     LP                                                             NEWS RELEASE
     805 SW Broadway
     Portland, OR 97205
     503.821.5100
     Fax: 503.821.5107

                                                Release No.  113-5-2

                                                Contact:
                                                David Dugan  (Media Relations)
                                                503.821.5285
                                                Bill Hebert (Investor Relations)
                                                503.821.5100

     FOR IMMEDIATE RELEASE


     LP Announces Plan For Major Divestitures; Proceeds Earmarked For Debt Reduction

     PORTLAND,  Ore. (May 8, 2002) -  Louisiana-Pacific  Corporation (LP) (NYSE:
     LPX) announced today that its board of directors has approved a plan to sell selected businesses and assets in order to significantly reduce its current debt. Once targeted debt levels have been achieved, capital will be available to grow the more focused, more profitable product lines that it retains.

     The plan involves divesting the company's 935,000 acres of timberlands along with its plywood, industrial panels and lumber businesses. The company anticipates net proceeds in the $600-700 million range and that the majority of the sales will be completed within 12 to 18 months. The company plans to apply the bulk of proceeds from these sales to debt reduction. The company anticipates cash restructuring charges, associated primarily with severance, and non-cash impairment charges on certain assets to be sold.

     Following the divestitures, the company will focus on businesses where the company has a strong competitive position and where further opportunities exist for rationalization and profitable improvement. These core businesses will include:

        o oriented strand board (OSB),
        o composite wood products (specialty OSB, SmartSystem(R) siding and hardboard siding),
        o engineered wood products, and o plastic building products (vinyl siding, composite decking and mouldings)

                                     -more-
                                                                LP - Page 1 of 4

     LP Chairman and Chief Executive Officer, Mark A. Suwyn said, "We believe that our greatest potential to create shareholder value will result from focusing on our core businesses as well as from using proceeds from the divestitures to pay down debt. Additionally, our more focused company will have the resources to apply technology and capital to further enhance our competitiveness, and the simplified organizational structure will allow us to reduce infrastructure costs even lower."

     In 2001, the four businesses to be retained under this plan had revenues of $1.4 billion and generated an operating profit of $46 million (see Table
     1). Further, earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the retained businesses were $172 million. "These businesses have proven their ability to generate attractive returns even in a very sharp downturn. As this plan is implemented, we expect to dramatically improve our earnings potential and strengthen our balance sheet," noted Suwyn.

     LP's Chief Financial Officer, Curtis M. Stevens, said, "We remain focused on improving the company's credit statistics. Ultimately, we believe that it is desirable to maintain investment grade ratings through all points in the business cycle in order to best compete in this industry. Over the long-term, this will allow the company to have a competitive cost of capital which will complement our low cost operational status and increase our financial flexibility."

     The company will also change its segment reporting in order to reflect each of the four businesses retained as individual segments. Stevens noted, "In today's capital market environment, we believe this additional level of disclosure and transparency will benefit our shareholders and provide the necessary information to the marketplace that demonstrates the long-term attractiveness of these key businesses to the company."


     Retained operations

     The company's major platform will continue to be OSB, where LP is the world's leading producer. The company will grow its specialty OSB business which uses LP's OSB technology to develop new building applications such as exterior cladding, concrete forming panels, and soffit and trim products. The company expects OSB to continue its strong growth rate as OSB takes market share from plywood. In addition, new specialty OSB applications, particularly in the industrial and transportation segments, are expected to grow rapidly as they gain market acceptance.

                                     -more-

                                                                LP - Page 2 of 4

     The company will also retain its engineered wood products business, which is growing and has proven to be an important link to top builders and their key suppliers. The plastic businesses, including vinyl siding, moulding and decking, are focused primarily at retail and specialty distribution.

     Operations to be divested

     The most significant assets to be divested are LP's 935,000 acres of timberlands in Texas, Louisiana and Idaho, and its lumber business which produces 1.4 billion board feet annually and holds the number-one position in stud lumber in North America. "Our timberlands are very valuable properties. However, given that we primarily buy pulp wood on the open market and that there are more tax-efficient ownership vehicles for this asset, we have made the decision to sell them. In lumber, we have made significant improvements in the past several years, including the acquisition of two modern mills and the closure of more than 30 non-competitive ones. This business is now well-positioned to become part of an organization that is focused on lumber," noted Suwyn.

     The company will also divest its plywood, industrial panels, wholesale and distribution businesses.

     Following the divestitures, LP expects to operate 30-35 mills in North America and employ a workforce of approximately 5,300 compared to its current portfolio of 60 mills and a workforce of 9,700.

     Goldman, Sachs & Co. is acting as the company's financial advisor.

     LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers. Visit LP's web site at www.lpcorp.com for additional information on the company.

                                       ###

     FORWARD LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Although LP believes the expectations reflected in these forward-looking statements are based upon reasonable assumptions, these expectations may not be achieved. In particular, LP's ability to consummate the transactions referred to herein is subject to numerous factors beyond its control, including conditions in the economy generally and in LP's industry and the capital markets in particular, LP's financial condition and results of operations, perceptions regarding LP's business and prospects and other factors disclosed in LP's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there can be no assurance as to whether, when or the terms upon which LP may be able to consummate any or all of these transactions or to achieve the objectives described herein.
                                     -more-

                                                                LP - Page 3 of 4

     LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES

     TABLE 1:  DETAIL OF LOSS  BEFORE  TAXES,  MINORITY  INTEREST  AND EQUITY IN
     EARNINGS  OF  UNCONSOLIDATED   AFFILIATES
     (Dollar  amounts  in  millions) (Unaudited)

                                                                       Twelve Months Ended
                                                                        December 31, 2001
                                                       ------------------------------------------------
                                                                           Depreciation,
                                                                             Depletion
                                                           Operating            and
                                                             Income        Amortization        EBITDA

     Retained businesses                                        $46                 $126         172
     All other businesses                                       (80)                  58         (22)
     Other operating charges and credits, net                   (67)
     Loss related to assets and liabilities
       transferred under contractual arrangement                (42)
     General corporate and other expenses, net                  (86)                  11
     Interest expense, net                                      (60)
                                                      ---------------------------------------------------


     Income (loss) before taxes, minority interest
       and equity in earnings of unconsolidated
       affiliates                                             $(289)                $195




1. Retained businesses include: commodity oriented strand board (OSB), composite wood products (which will include specialty OSB SmartSystem(R) siding and hardboard siding), engineered wood products, and plastic building products (which will include vinyl siding, composite decking, and mouldings).

                                                                LP - Page 4 of 4